Exhibit 10.8

AMENDED AND RESTATED
CREDIT AGREEMENT

by and between

1095 BROKEN SOUND PKWY LLC
GREENLANE HOLDINGS, LLC

and

FIFTH THIRD BANK

Dated as of October 1, 2018

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is dated as of October 1, 2018, by and between 1095 BROKEN SOUND PKWY LLC, a Delaware limited liability company (the “RE Borrower” and a “Borrower”), GREENLANE HOLDINGS, LLC, a Delaware limited liability company (the “RLOC Borrower” and a “Borrower”) and FIFTH THIRD BANK, an Ohio Banking Corporation (the “Bank”).

RECITALS

The Bank and Jacoby & Co., a Nevada corporation (“Jacoby”) entered into that certain Credit Agreement dated October 4, 2017 (the “Original Credit Agreement”) pursuant to which the Bank extended to Jacoby a revolving credit commitment in an amount not to exceed Eight Million ($8,000,000) Dollars.

The RLOC Borrower is an indirect majority owned subsidiary of Jacoby.

In connection with a restructuring of the organization of Jacoby and affiliated entities, on August 23, 2018, the Bank, Jacoby, the RLOC Borrower and the Guarantors entered into an Omnibus Amendment No. 1 to Credit Agreement, Guaranties, and Security Agreements (the “Omnibus Amendment”), which, in part: (i) amended the Original Credit Agreement to: (a) increase the revolving credit commitment to an amount not to exceed Fifteen Million ($15,000,000) Dollars; (b) extend the maturity date of the revolving credit commitment to August 23, 2020; and (c) effectuate the assumption by the RLOC Borrower of all obligations of Jacoby as the “borrower” under the Original Credit Agreement and other Loan Documents; (ii) amended the Guaranties; and (iii) amended the Security Agreements.

The RE Borrower, an indirect wholly owned subsidiary of the RLOC Borrower, has requested that the Bank provide financing for the RE Borrower’s acquisition of a certain parcel of real property, and the Bank has agreed to provide said financing.

The Bank, the RLOC Borrower, and the RE Borrower have agreed to amend and restate the Original Credit Agreement to incorporate the terms of the Omnibus Amendment that amended the Original Credit Agreement, and to add a real estate finance facility that sets forth the terms and conditions of the real estate financing described above.

Accordingly, the Borrowers and the Bank agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Definitions. As used herein, the following words and terms shall have the following meanings:

“Adjusted EBITDA” shall mean, for the period in question, Net Income plus Interest Expense plus depreciation and amortization plus taxes plus rents and operating lease payments minus distributions and dividends to members and shareholders (net of contributions, which shall not exceed distributions) plus proceeds of all Subordinated Debt plus/minus any nonrecurring/extraordinary expense or revenue items as determined by the Bank in its reasonable discretion, calculated in accordance with GAAP applied on a consistent basis but adjusted for non-cash straight-line rent adjustments and capital expenditures (other than capital expenditures financed with the proceeds of purchase money Indebtedness or Capital Leases to the extent permitted under this Agreement).

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“Adjustment Protocol” shall have the meaning set forth in the definition of LIBOR Rate.

“Affiliate” shall mean with respect to any Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization which, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purpose of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities by contract or otherwise; provided that, in any event, any person who owns directly or indirectly forty (40%) percent or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or forty (40%) percent or more of the partnership, membership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreed Currency” shall have the meaning provided in Section 9.17.

“Agreement” shall mean this Amended and Restated Credit Agreement dated as of October 1, 2018, which amends and restates the Original Credit Agreement, as amended by the Omnibus Amendment, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“AML Legislation” shall have the meaning provided in Section 9.16.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Banking Services” shall mean each and any of the following commercial bank services provided to the Borrowers by the Bank: (i) commercial credit, credit cards, purchase or debit cards and (ii) cash management, treasury or related services (including, without limitation, controlled deposit accounts, overnight draft, funds transfer, automated clearinghouse, zero accounts, lockbox, account reconciliation, disbursement, ACH transactions, return items and interstate depository network services); and (iii) any interest rate swap, cap, floor, collar, or any similar transaction or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Borrower’s exposure to fluctuations in internet rates.

“Banking Services Obligations” of the Borrowers shall mean any and all obligations of a Borrower, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Blocked Person” shall have the meaning provided in Section 4.19(b).

“Borrowing Base” shall mean, at any time, fifty (50%) percent of Borrower Group’s Eligible Inventory plus eighty (80%) percent of Borrower Group’s Eligible Receivables.

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“Borrowing Base Certificate” shall mean a certificate signed and certified as accurate and complete by an Executive Officer of RLOC Borrower, setting forth the calculation of the Borrowing Base, and including such other information as may be reasonably requested by Bank from time to time.

“Borrowing Date” shall mean, with respect to any Loan, the date on which such Loan is disbursed to the Borrower.

“Borrower Group” shall mean the Borrowers and each Guarantor that is a direct and indirect subsidiary of a Borrower.

“Business Day” shall mean (i) with respect to all notices and determinations in connection with the LIBOR Rate, any day (other than a Saturday or Sunday) on which commercial banks are open in London, England, New York, New York, and Cincinnati, Ohio for dealings in deposits in the London Interbank Market; and (ii) in all other cases, any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a rate management agreement with the Bank is then in effect with respect to all or a portion of a Note, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such rate management agreement shall govern with respect to all applicable notices and determinations in connection with such portion of said Note subject to such rate management agreement.

“Canadian Benefit Plans” shall mean, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, any bonus, deferred compensation, incentive compensation, share purchase, share option, share appreciation, phantom share, savings, profit sharing, severance or termination pay, health, dental or other medical, life, disability insurance, mortgage insurance, employee loan, employee assistance, supplementary unemployment benefit, registered and other pension, retirement and supplementary retirement, plan, program and every other benefit plan, program, agreement, arrangement or practice maintained or contributed to for the benefit of any of the Borrower Group’s employees, former employees or their respective dependent or beneficiaries or under which the Borrower Group has any liability in respect of any of its employees, former employees or their respective dependent or beneficiaries, but excluding the Canada Pension Plan, the Quebec Pension Plan, any health or drug plan established and administered by a Canadian Province and workers’ compensation insurance provided by Canadian federal or provincial legislation or a comparable program established and administered outside Canada.

“Canadian Insolvency Laws” shall mean any of the Bankruptcy and Insolvency Act (Canada) the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the Bankruptcy Code, as at now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Canadian Pension Legislation” shall mean the Pension Benefits Act (Ontario) and regulations adopted thereunder, and any similar Canadian provincial or federal legislation.

“Canadian Pension Plans” shall mean a Canadian Benefit Plan which is a registered pension plan, as that term is defined in the Income Tax Act (Canada), other than a MEPP.

“Capital Lease” shall mean (i) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP applied on a consistent basis, be capitalized on the balance sheet of the lessee, and (ii) any other such lease the obligations of which are required to be capitalized on the balance sheet of the lessee.

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“Change of Control” shall mean any event which results in any Person, or two or more Persons acting in concert, in each case, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of a Borrower (or other securities convertible into such securities) representing fifty (50%) percent or more of the combined voting power of all securities of said Borrower entitled to vote in the election of managers of said Borrower.

“Closing Date” shall mean October 1, 2018.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean the obligation of the Bank to make Revolving Credit Loans to the RLOC Borrower in the aggregate amount not to exceed Fifteen Million ($15,000,000) Dollars.

“Commitment Period” shall mean the period from and including the Closing Date to, but not including, August 23, 2020, or such earlier date as the Commitment shall terminate as provided herein.

“Commitment Termination Date” shall mean the last day of the Commitment Period. “CPA” shall have the meaning set forth in Section 4.3.

“Default” shall mean any event or condition which upon notice, lapse of time, or both, would constitute an Event of Default.

“Dollar” and the symbol “$” shall mean lawful money of the United States of America.

“Eligible Inventory” means at any time, Borrower Group’s inventory of finished goods held for use or sale in the ordinary course of Borrower Group’s business, valued by the Bank at the lower of cost or fair market value on a first in, first out basis; provided that Eligible Inventory shall not include the following: (i) raw materials and work-in-process; (ii) obsolete items; (iii) samples and packing materials; (iv) returned items; (v) any inventory in which the Bank does not have a valid, first priority and fully perfected security interest; (vi) any inventory evidenced by negotiable warehouse receipts or documents of title which have not been issued in the name of the Bank; and (viii) any inventory not in the actual possession of the Borrower Group or located at any leased location or public warehouse, unless a reasonably satisfactory landlord or warehouseman lien subordination or waiver has been delivered to the Bank or reserves reasonably satisfactory to the Bank in its discretion have been established by the Borrower Group with respect thereto, provided, however, inventory in transit shall, notwithstanding the foregoing, be considered Eligible Inventory under this Section (viii) to the extent said inventory is properly insured, as determined by the Bank in its reasonable discretion, with the Bank named as a loss-payee on any applicable insurance policy. Inventory, which is deemed to be Eligible Inventory, but which subsequently fails to meet the foregoing criteria for Eligible Inventory, shall immediately cease to be Eligible Inventory for the purpose of determining the Borrowing Base. To the extent that such inventory once again meets the foregoing criteria for Eligible Inventory, such inventory shall immediately be Eligible Inventory for purposes of determining the Borrowing Base.

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“Eligible Receivables” shall mean, at any time, Borrower Group’s accounts receivable that are not more than ninety (90) days past the original invoice date (less contra accounts); provided that Eligible Receivables shall not include the following: (i) accounts receivable with respect to which the account debtor is a member, officer, employee, agent or Affiliate of any of the Borrower Group; (ii) accounts receivable with respect to which the debtor is not a resident of, or does not have its principal place of business in, the United States or Canada, provided, however, said accounts receivable may be deemed eligible by the Bank on a case by case basis, if satisfactory letters of credit, credit insurance, or other requested documentation is received by the Bank; (iii) if the total accounts receivable owed by a debtor to the Borrower Group total more than twenty (20%) percent of Borrower Group’s total accounts receivable, then Eligible Receivables shall not include any such accounts receivable owed by said debtor to the Borrower Group that exceed twenty (20%) percent of Borrower Group’s total accounts receivable; and (iv) any and all accounts receivable owed by a particular debtor if twenty-five (25%) percent or more of the total accounts receivable owed by said debtor to the Borrower Group are due and outstanding more than ninety (90) days from the original invoice date. In the event that an Eligible Receivable ceases to be an Eligible Receivable hereunder, the RLOC Borrower shall notify the Bank thereof on and at the time of submission to the Bank of the next Borrowing Base Certificate. In determining the amount of an Eligible Receivable, the face amount of an account may, in the Bank’s discretion, be reduced, without duplication, to the extent not reflected in such face amount, by: (a) the amount of all accrued and actual rebates, discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances and (b) the aggregate amount of all cash received in respect of such account but not yet applied by the Borrower Group to reduce the amount of such account.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which, together with the Borrower Group, would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b) and (c) of the Code.

“Event of Default” shall mean any Event of Default set forth in Article VIII.

“Executive Officer” shall mean the chief executive officer or chief financial officer of a Borrower or entity Guarantor, as applicable, and any other officer or similar official thereof with significant responsibility for the administration of the obligations of the Borrower or entity Guarantor in respect of this Agreement and the other Loan Documents.

“Executive Order” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Fixed Charge Coverage Ratio” shall mean the ratio of Borrower Group’s consolidated (i) Adjusted EBITDA to (ii) the sum of (a) all principal and interest payments with respect to Indebtedness that were paid or were due and payable by the Borrower Group during the period in question, and (b) all rents that were paid or payable and all operating lease payments that were paid or payable by the Borrower Group during the period in question, calculated in accordance with GAAP applied on a consistent basis but adjusted for non-cash straight-line rent adjustments.

“Governmental Authority” shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

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“Guaranties” shall mean guaranties executed by each of the Guarantors, as the same may be amended, restated, supplemented or modified, from time to time.

“Guarantors” shall mean Aaron LoCascio, Adam Schoenfeld, Jacoby & Co. Inc., a Nevada corporation, Mid-Atlantic Holdings Group LLC, a Delaware limited liability company, BioVapor Solutions LLC, a Delaware limited liability company, MSI Imports LLC, a Washington limited liability company, Aerospaced LLC, a Florida limited liability company, Warehouse Goods LLC, a Delaware limited liability company, QD Products, LLC, a Delaware limited liability company, GS Fulfillment LLC, a Delaware limited liability company, Vape World Distribution LTD., a British Columbia corporation, HS Products LLC, a Delaware limited liability company, and RLOC Borrower.

“Hazardous Materials” shall mean any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49) U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation.

“Hedge Agreement” shall mean any agreement between a Borrower and Bank or any affiliate of Bank, now existing or hereafter entered into, which provides for an interest rate swap, cap, floor, collar, or any similar transaction or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Borrower’s exposure to fluctuations in interest rates.

“Indebtedness” shall mean, without duplication, as to any Person or Persons (i) indebtedness for borrowed money; (ii) indebtedness for the deferred purchase price of property or services; (iii) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (iv) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (v) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (vi) obligations of such Person as lessee under Capital Leases; (vii) liabilities of such Person under Hedge Agreements and foreign currency exchange agreements, as calculated on a basis reasonably satisfactory to the Bank and in accordance with accepted practice; (viii) all obligations of such Person in respect of bankers’ acceptances; (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (x) all guaranties of such Person of the type of Indebtedness described in clauses (i) through (ix) above. The amount of any Indebtedness of a Person for which recourse is limited to an identified asset or assets of such Person shall be equal to the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such asset or assets. For purposes of this definition, the amount of any Indebtedness represented by a guaranty shall be the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instruments embodying such Indebtedness.

“Interest Expense” shall mean all interest expense of the Borrower Group determined on a consolidated basis in accordance with GAAP applied on a consistent basis.

“Judgment Currency” shall have the meaning provided in Section 9.17.

“Jurisdiction” shall mean the state in the United States where the Bank’s branch which maintains Borrower Group’s major deposits is located, or if Borrower Group does not have deposits with the Bank, the Bank’s office in a state of the United States where Borrower Group’s major banking relationship with it is conducted; if neither of the foregoing apply, then jurisdiction shall mean the State of Florida.

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“Landlord Waivers” shall mean the Landlord waivers with respect to properties occupied by the Borrower Group, executed for the benefit of the Bank, as same may be amended, restated, supplemented or modified, from time to time.

“LIBOR Rate” shall mean, as of any date of determination, the rate of interest rounded upwards (the “Rounding Adjustment”), if necessary, to the next 1/8 of 1% (and adjusted for reserves if the Bank is required to maintain reserves with respect to relevant advances) fixed by ICE Benchmark Administration Limited (or any successor thereto, or replacement thereof, approved by the Bank, each an “Alternate LIBOR Source”) at approximately 11:00 a.m., London, England time (or the relevant time established by ICE Benchmark Administration Limited, an Alternate LIBOR Source, or the Bank, as applicable), two Business Days prior to such date of determination, relating to quotations for the one month London InterBank Offered Rates on U.S. Dollar deposits, as displayed by Bloomberg LP (or any successor thereto, or replacement thereof, as approved by the Bank, each an “Approved Bloomberg Successor”), or, if no longer displayed by Bloomberg LP (or any Approved Bloomberg Successor), such rate as shall be determined in good faith by the Bank from such sources as it shall determine to be comparable to Bloomberg LP (or any Approved Bloomberg Successor), all as determined by the Bank in accordance with the Bank’s loan systems and procedures periodically in effect.

Notwithstanding anything to the contrary contained herein, in no event shall the LIBOR Rate be less than 0% as of any date (the “LIBOR Rate Minimum”); provided that, at any time during which a rate management agreement with the Bank is then in effect with respect to all or a portion of the Obligations, the LIBOR Rate Minimum, the Rounding Adjustment and the Adjustment Protocol (as defined below) shall all be disregarded and no longer of any force and effect with respect to such portion of the Obligations subject to such Rate Management Agreement. Each determination by the Bank of the LIBOR Rate shall be binding and conclusive in the absence of manifest error. The LIBOR Rate shall be initially determined as of the date of the initial advance of funds to Borrower under the Revolving Credit Note and shall be effective until the first Business Day of the month following the period commencing on the date of such initial advance (such first Business Day being the “First Adjustment Date”). The interest rate based upon the LIBOR Rate shall be adjusted automatically on the First Adjustment Date and on the first Business Day of each month thereafter (the “Adjustment Protocol”).

Notwithstanding anything herein contained to the contrary, if the Bank, by written or telephonic notice, notifies Borrowers that: (i) any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, has made it unlawful for the Bank to fund or maintain its funding in Eurodollars of any portion of any advance subject to the LIBOR Rate or otherwise give effect to the Bank’s obligations as contemplated hereby; or (i) (a) LIBOR deposits for periods of one month are not readily available in the London Interbank Offered Rate Market, (b) by reason of circumstances affecting such market or other economic conditions, adequate and reasonable methods do not exist for ascertaining the rate of interest applicable to such deposits, or (iii) the LIBOR Rate as determined by the Bank will not adequately and fairly reflect the cost to the Bank of making or maintaining advances bearing interest with reference to the LIBOR Rate (including inaccurate or inadequate reflection of actual costs resulting from the calculation of rates by reporting sources), then, in any of such events: (A) the Bank’s obligations in respect of the LIBOR Rate shall terminate forthwith, (B) the LIBOR Rate with respect to the Bank shall forthwith cease to be in effect, (C) the affected Borrower’s right to utilize LIBOR Rate index pricing as set forth in this Agreement and the Note in question shall be terminated forthwith, and (D) amounts outstanding under said Note shall, on and after such date, bear interest at a rate per annum equal to: (1) 0.5% plus (2) the floating rate of interest established from time to time by the Bank at its principal office as its “Prime Rate”, whether or not the Bank shall at times lend to borrowers at lower rates of interest or, if there is no such Prime Rate, then such other rate as may be substituted by the Bank for such Prime Rate. Each determination by the Bank of the Prime Rate shall be binding and conclusive in the absence of manifest error. In the event of a change in the Prime Rate, the interest rate accruing hereunder based upon the Prime Rate shall be changed immediately with such change to be based upon such new Prime Rate.

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“Lien” shall mean any lien (statutory or otherwise), security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Loans” shall mean, collectively, the Revolving Credit Loans, the Real Estate Loan, and any other loans and advances made by the Bank pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Documents, Hedge Agreements, and each other agreement executed in connection with the transactions contemplated hereby or thereby.

“London Business Day” shall mean any day on which commercial banks in London, England are open for general business.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations, properties or condition (financial or otherwise) of the Borrower Group, or (ii) the ability of the Borrower Group to perform any of its material obligations under any Loan Document to which it is a party.

“Material Contract” shall mean, with respect to any Person, each contract, instrument or agreement to which such Person is a party which is material to the business, operations, properties, prospects or condition (financial or otherwise) of such Person or which, if terminated, could reasonably be expected to result in a Material Adverse Effect.

“MEPP” shall mean a Canadian Benefit Plan which is a multi-employer pension plan, as that term is defined by Canadian Pension Legislation.

“Mortgage” shall mean that certain first priority mortgage and assignment of leases and rents with respect to the Mortgaged Premises, executed and delivered to the Bank by the RE Borrower, as the same may be amended, supplemented, modified, or restated from time to time.

“Mortgaged Premises” shall mean the real property described in the Mortgage.

“Net Income” shall mean, for any period, the net income (or net loss) for such period calculated in accordance with GAAP applied on a consistent basis.

“Notes” shall mean the Revolving Credit Note and the Real Estate Note.

“Notice of Revolving Credit Loan Borrowing” shall mean the Notice of Revolving Credit Loan Borrowing substantially in the form attached hereto as Exhibit A.

“Obligations” shall mean the RLOC Obligations and the Real Estate Obligations.

“Operating Accounts” shall mean RLOC Borrower’s account #7434398447 at the Bank, or any other account at the Bank maintained by a member of Borrower Group as designated by the Borrowers from time to time, into which (i) Bank shall credit the proceeds from each Loan hereunder; and (ii) all payments made to Borrower Group shall be deposited, wired or ACH’d.

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“Payment Office” shall mean the Bank’s office located at 2333 Ponce de Leon Blvd, Suite 303, Coral Gables, FL 33134, Attention: Commercial Loan Administration, or such other office hereinafter designated by the Bank as its Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Liens” shall have the meaning set forth in Section 7.1.

“Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental Authority.

“Plan” shall mean any multi-employer or single-employer plan defined in Section 4001 of ERISA which is subject to Title IV of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Agreement was maintained for employees of the Borrower Group or an ERISA Affiliate.

“Purchase Agreement” shall have the meaning set forth in Section 5.1(1).

“Real Estate Loan” shall have the meaning set forth in Section 2.3(a).

“Real Estate Note” shall have the meaning set forth in Section 2.3(b).

“Real Estate Obligations” shall mean (i) all obligations, liabilities and indebtedness of the RE Borrower to the Bank, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, arising under this Agreement, the Real Estate Note or any other Loan Document, including, without limitation, all obligations, liabilities and indebtedness of the RE Borrower with respect to the principal of and interest on the Real Estate Loans, (ii) any Banking Services Obligations of the RE Borrower, and (iii) all fees, costs, expenses and indemnity obligations of the RE Borrower hereunder or under any other Loan Document.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

“Revolving Credit Loan” shall have the meaning set forth in Section 2.1.

“Revolving Credit Note” shall mean that certain Revolving Credit Note dated October 4, 2017, issued by Jacoby to the Bank, as amended and restated by that certain Amended and Restated Revolving Credit Note dated August 23, 2018, issued by the RLOC Borrower to the Bank, as same may be amended, restated, supplemented or modified, from time to time.

“RLOC Obligations” shall mean (i) all obligations, liabilities and indebtedness of the RLOC Borrower to the Bank, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, arising under this Agreement, the Revolving Credit Note or any other Loan Document, including, without limitation, all obligations, liabilities and indebtedness of the RLOC Borrower with respect to the principal of and interest on the Revolving Credit Loans, (ii) any Banking Services Obligations of the RLOC Borrower, and (iii) all fees, costs, expenses and indemnity obligations of the RLOC Borrower hereunder or under any other Loan Document.

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“Security Agreements” shall mean the Security Agreements executed by the Borrowers and each entity Guarantor, for the benefit of the Bank, as same may be amended, restated, supplemented or modified, from time to time.

“Security Documents” shall mean, collectively, the Security Agreements, the Guaranties, the Mortgage, the Subordination, Non-Disturbance and Attornment Agreements, the Landlord Waivers, and each other collateral security document delivered to the Bank hereunder.

“Subordinated Debt” shall mean all Indebtedness which is subordinated in right of payment to the payment of the Obligations on terms set forth in a subordination agreement that is reasonably satisfactory to the Bank.

“Subordination, Non-Disturbance and Attornment Agreement” shall mean those certain Subordination, Non-Disturbance and Attornment Agreements to be executed and delivered by each of the Tenants and the Bank, as the same may be amended, restated, supplemented or modified from time to time.

“Tenants” shall mean the following tenants of the Mortgaged Premises: Active Data Technologies, Inc.; BMI Elite Holdings, LLC; A Better Process, Inc.; Visually, Inc. (via merger with ION Interactive, Inc.), and; 4Voice, LLC.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

Section 1.2. Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. The term “including” shall not be limited or exclusive, unless specifically indicated to the contrary. The word “will” shall be construed to have the same meaning in effect as the word “shall”. The words “herein”, “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, all of which are by this reference incorporated into this Agreement.

Section 1.3. Accounting Terms. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under GAAP. “GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board (“FASB”) or through other appropriate boards or committees thereof, except that any accounting principle or practice required, in the good faith opinion of the CPA, to be changed by the FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed. Any dispute or disagreement between the Borrower and the Bank relating to the determination of GAAP shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by a written opinion with respect thereto delivered to the Bank by the CPA.

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ARTICLE II
LOANS

Section 2.1. Revolving Credit Loans.

(a) Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, the Bank agrees to make loans (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the RLOC Borrower at any time or from time to time on or after the date hereof and until the Commitment Termination Date, provided, however, that no Revolving Credit Loan shall be made if, after giving effect to such Revolving Credit Loan, the aggregate outstanding principal amount of all Revolving Credit Loans would exceed the lesser of the Commitment or the Borrowing Base in effect at such time. During the Commitment Period, the RLOC Borrower may from time to time borrow, repay and reborrow hereunder, subject to the terms, provisions and limitations set forth herein.

(b) The RLOC Borrower shall, not later than 10:00 a.m., Miami, Florida time, on the date of each proposed Revolving Credit Loan under this Section 2.1, deliver to the Bank a duly completed Notice of Revolving Credit Loan Borrowing, executed by an Executive Officer of RLOC Borrower. Such notice shall be irrevocable.

(c) The Commitment shall automatically terminate on the Commitment Termination Date. Upon such termination, the RLOC Borrower shall immediately repay in full the principal amount of the Revolving Credit Loans then outstanding, together with all accrued and unpaid interest thereon and all other amounts due and payable hereunder.

Section 2.2. Revolving Credit Note. The Revolving Credit Loans made by the Bank shall be evidenced by the Revolving Credit Note. RLOC Borrower shall be liable for all amounts outstanding under the Revolving Credit Note. The date and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan may be recorded on the grid schedule annexed to the Revolving Credit Note, and the RLOC Borrower authorizes the Bank to make such recordation; provided, however, that the failure of the Bank to set forth each such Revolving Credit Loan, payment and other information on such grid shall not in any manner affect the obligation of the RLOC Borrower to repay each Revolving Credit Loan made by the Bank in accordance with the terms of the Revolving Credit Note and this Agreement. The Revolving Credit Note and the books and records of the Bank shall constitute conclusive evidence of the information so recorded absent manifest error. The aggregate unpaid amount of the Revolving Credit Loans of the Bank at any time shall be the principal amount owing on the Revolving Credit Note of the RLOC Borrower at such time.

Section 2.3. Real Estate Loan.

(a) Subject to the terms and conditions and relying upon the representations and warranties set forth herein, the Bank agrees to make a term loan (“Real Estate Loan”) to the RE Borrower on the Closing Date in the amount of Eight Million Five Hundred Thousand ($8,500,000) Dollars. Upon repayment of any principal amount of the Real Estate Loan, the RE Borrower may not re-borrow such amount under the Real Estate Loan.

(b) The Real Estate Loan made by the Bank shall be evidenced by the Real Estate Note payable to the Bank in an original principal amount equal to Eight Million Five Hundred Thousand ($8,500,000) Dollars, appropriately completed, duly executed and delivered on behalf of the RE Borrower, as the same may be amended, supplemented, modified, or restated from time to time (the “Real Estate Note”). The RE Borrower shall be liable for all amounts outstanding under the Real Estate Note. Payments of principal and interest with respect to the Real Estate Loan shall be made in accordance with the terms and provisions of the Real Estate Note.

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(c) Subject to the RE Borrower’s right to contest same in accordance with Section 7.1 hereof, the RE Borrower shall pay all real estate taxes and assessments on or for the Mortgaged Premises prior to delinquency or imposition of a penalty or interest. In addition, the RE Borrower shall, within thirty (30) days after the date of such delinquency deliver to the Bank copies of receipts or cancelled checks evidencing the payment of the same. The RE Borrower shall pay all insurance premiums on or for the Mortgaged Premises prior to such premiums becoming due and payable due and shall promptly provide to Bank evidence of such payment. Upon the request of the Bank after the occurrence and during the continuance of an Event of Default, the Bank shall have the right to promptly require the RE Borrower to escrow with the Bank sums necessary for the annual payment of (i) the real estate taxes and assessments on or for the Mortgaged Premises (taking into account any discounts) and (ii) insurance premiums for the Mortgaged Premises. To the extent the Bank shall require the RE Borrower to escrow with the Bank sums necessary for the annual payment of the real estate taxes, assessments and insurance premiums on or for the Mortgaged Premises pursuant to the terms and conditions of this section, in addition to the monthly payments set forth in the Real Estate Note, the RE Borrower shall pay to the Bank on the first (1st) day of each calendar month an amount equal to one twelfth (1/12) of the annual real estate taxes, assessments and insurance premiums on or for the Mortgaged Premises, as estimated by the Bank in its reasonable discretion, which Bank shall make available to the RE Borrower to pay such real estate taxes, assessments and insurance premiums. No interest shall be paid on such funds. Upon the Event of Default being cured, any amounts held by Bank under this Section 2.3(c) shall be promptly returned by Bank to the RE Borrower.

ARTICLE III

INTEREST RATE; FEES AND PAYMENTS; USE OF PROCEEDS

Section 3.1. Interest Rates.

(a) Base Interest Rates.

(i) Revolving Credit Loan. The Revolving Credit Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the LIBOR Rate plus three and one-half (3.50%) percent. The interest rate shall be adjusted pursuant to the Adjustment Protocol.

(ii) Real Estate Credit Loan. The Real Estate Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the LIBOR Rate plus two and 39/100 (2.39%) percent. The interest rate shall be adjusted pursuant to the Adjustment Protocol.

(b) Default Interest Rates. Upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount of each Loan, shall, at the option of the Bank, bear interest payable on demand, at a rate per annum equal to rate set forth under Section 3.1(a) plus five (5.00%) percent per annum.

(c) Late Charges. A late charge of five (5.00%) percent shall be imposed on each and every payment required hereunder that is not received by Bank within ten (10) days after it is due. The late charge is not a penalty, but liquidated damages to defray administrative and related expenses due to such late payment. The late charge shall be immediately due and payable and shall be paid by the Borrowers to the Bank without notice or demand. This provision for late charge is not and shall not be deemed a grace period, and Bank has no obligation to accept a late payment. Further, the acceptance of a late payment shall not constitute a waiver of any Event of Default then existing or thereafter arising.

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(d) Maximum Allowable Interest Rates. Anything in this Agreement or in the Notes to the contrary notwithstanding, the obligation of the Borrowers to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to the Bank to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to the Bank limiting the rates of interest that may be charged or collected by the Bank. In each such event payments of interest required to be paid to the Bank shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by the Bank. If the provisions of this Agreement or the Notes would at any time otherwise require payment by the Borrowers to the Bank of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments to the Bank shall be reduced to the extent necessary so that the Bank shall not receive interest in excess of such maximum amount. Any amount paid or collected by the Bank as interest which would be in excess of the amount permitted by applicable law shall be deemed applied to the reduction of the principal balance of the Obligations and not to the payment of interest, but if such Obligations have been or are thereby paid in full, the excess shall be returned to the Borrowers, such application to the principal balance of the Obligations or the refunding of excess to be a complete settlement and acquittance thereof.

(e) Interest Rate Calculations. Interest on each Loan shall be calculated on the basis of a year of three hundred sixty (360) days and shall be payable for the actual days elapsed. Each determination by the Bank of an interest rate or fee hereunder shall, absent manifest error, be conclusive and binding for all purposes, so long as such determination is made on a reasonable basis and in good faith.

Section 3.2. Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used by the RLOC Borrower to finance the RLOC Borrower’s general working capital requirements in the ordinary course of business, and the proceeds of the Real Estate Loan shall be used by the RE Borrower to partially fund the purchase of the Mortgaged Premises.

Section 3.3. Prepayments; Termination of Commitment.

(a) The Borrowers may prepay from time to time the then outstanding Loans, in whole or in part, without premium or penalty, upon irrevocable written notice to the Bank, specifying the date and amount of repayment. If such notice is given, the Borrowers shall make such repayment and the repayment amount specified in such notice shall be due and payable, on the date specified therein, together with accrued and unpaid interest to such date on the amount repaid to the Bank. Notwithstanding the foregoing, a notice of prepayment of the Obligations delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or securities offerings, in which case if such condition is not satisfied (i) such notice may be revoked by the Borrowers (by notice to the Bank on or prior to the specified effective date) or (ii) with the consent of the Bank (not to be unreasonably withheld, delayed or conditioned), the repayment date set forth in such notice may be extended.

(b) To the extent that the aggregate outstanding principal amount of Revolving Credit Loans exceeds the lesser of the Commitment and the Borrowing Base as then in effect, the RLOC Borrower shall, within five (5) Business Days, prepay the Revolving Credit Loans to the extent necessary to cause compliance therewith.

(c) Each prepayment of principal of a Loan pursuant to this Section 3.3 shall be accompanied by accrued and unpaid interest on the amount prepaid through the date of prepayment.

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Section 3.4. Fees. The Borrowers shall pay the Bank a one-time facility fee on the Real Estate Loan in the amount of Twenty-One Thousand Two Hundred Fifty ($21,250) Dollars. The Bank acknowledges that Fifteen Thousand ($15,000) Dollars in respect of such fee has previously been paid by the Borrowers.

Section 3.5. Other Events.

(a) In the event that any introduction of or change in, on or after the date hereof, any applicable law, regulation, treaty, order, directive or in the interpretation or application thereof (including, without limitation, any request, guideline or policy, whether or not having the force of law, of or from any central bank or other governmental authority, agency or instrumentality and including, without limitation, Regulation D), by any authority charged with the administration or interpretation thereof shall occur, which: (i) shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, the Notes, the Loans, or change the basis of taxation of payments to the Bank of principal, interest, fees or any other amount payable hereunder (other than any tax that is measured with respect to the overall net income of the Bank or lending office of the Bank and that is imposed by the United States of America, or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which the Bank’s lending office is located, or by any jurisdiction in which the Bank is organized, has its principal office or is managed and controlled); or (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank; or (iii) shall impose on the Bank any other condition, or change therein directly relating to this Agreement, the Notes or the Loans; and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining or participating in advances or extensions of credit hereunder or to reduce any amount receivable hereunder, in each case by an amount which the Bank reasonably deems material, then, in any such case, the Borrowers shall pay the Bank, upon demand, such additional amount or amounts as will reimburse the Bank for such increased costs or reduction.

(b) If the Bank shall have determined in its reasonable discretion that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) or the Bank’s holding company, with any request or directive regarding capital adequacy (whether or not having the force of the law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy) by an amount reasonably deemed by the Bank to be material, then from time to time, the Borrowers shall pay to the Bank, the additional amount or amounts as will reimburse the Bank or the Bank’s holding company for such reduction directly relating to this Agreement, the Notes or the Loans.

(c) A certificate of the Bank prepared in good faith and setting forth the basis and calculation of any such determination, and the amount or amounts payable pursuant to Sections 3.5(a) and 3.5(b) above, shall be conclusive absent manifest error. The Borrowers shall pay the Bank the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

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Section 3.6. Taxes. Except as required by law, all payments made by the Borrowers under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes imposed on the Bank by (a) the United States of America or any political subdivision or taxing authority thereof or therein, (b) the jurisdiction under the laws of which the Bank is organized or in which it has its principal office or is managed and controlled or any political subdivision or taxing authority thereof or therein, or (c) any jurisdiction in which the Bank’s lending office is located or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Bank hereunder, or under the Notes, the amount so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes and free and clear of all liability in respect of such Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. If a Borrower fails to pay Taxes when due to the appropriate taxing authority the Borrowers shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure together with any actual expenses payable by the Bank in connection therewith.

Section 3.7. Disbursement of Loans. The Bank shall make the Loans available to the Borrowers by crediting an amount equal to the Loan to the Operating Account designated by Borrowers from time to time, unless otherwise agreed upon by the parties hereto.

Section 3.8. Payments.

(a) All payments (including prepayments) to be made by the Borrowers to the Bank on account of principal, interest, fees and reimbursement obligations shall be made without set-off or counterclaim and shall be made to the Bank, at the Payment Office of the Bank in Dollars in immediately available funds not later than 4:00 p.m., Ft. Lauderdale, Florida time, on the date on which they are payable.

(b) The Bank may, in its sole discretion while an Event of Default has occurred and is continuing, but shall not be obligated to, directly charge the Operating Account or one or more of the Borrowers other accounts at the Payment Office or other office of the Bank for all interest and principal payments due in respect of the Loans and all fees payable hereunder. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to make the Loans as provided herein, the Borrowers, jointly and severally, represent and warrant to the Bank as follows:

Section 4.1. Organization, Corporate Powers, etc. Each member of the Borrower Group (a) is a limited liability company or corporation duly formed, validly existing and in good standing under the laws of the State or Province in which it was formed, (b) has the organizational power and authority to own properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification except where the failure to be qualified could not reasonably be expected to have a Material Adverse Effect, (d) has the organizational power to execute and perform each of the Loan Documents to which it is a party, (e) that is a Borrower has the power to borrow hereunder and to execute and deliver the Notes, and (f) is in compliance with all applicable federal, state and local laws, rules and regulations except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

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Section 4.2. Authorization of Borrowing, Enforceable Obligations. The execution, delivery and performance by the Borrowers of this Agreement, and by each member of the Borrower Group of the other Loan Documents to which any is a party, and the borrowings by the Borrowers hereunder, (a) have been duly authorized by all requisite corporate or company action, (b) will not violate or require any consent under the articles of organization, bylaws or other organizational documents of any member of the Borrower Group, except such consents as shall have been delivered to the Bank at Closing, (c) will not violate or require any consent under (i) any provision of law applicable to the Borrower Group, any governmental rule or regulation, except such consents as shall have been delivered to the Bank at Closing, or (ii) any order of any court or other agency of government binding on any member of the Borrower Group, any indenture, agreement or other instrument to which any member of Borrower Group is a party, or by which any member of the Borrower Group or any of its property is bound, except in each case for such violations which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, and (d) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower Group other than as contemplated by this Agreement or the other Loan Documents, except in each case for such breaches and defaults which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. This Agreement and each other Loan Document to which any member of the Borrower Group is a party constitutes a legal, valid and binding obligation of said party, enforceable against said party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Financial Condition. The Borrowers have heretofore furnished to the Bank the (a) consolidated balance sheet of the Borrower Group, the related consolidated statements of income and stockholders’ equity and cash flow of the Borrower Group for the year ended December 31, 2017, audited by independent certified public accountants of recognized standing selected by the Borrowers and reasonably satisfactory to the Bank (the “CPA”), and (b) unaudited consolidated balance sheet of the Group, and the related consolidated statements of income, cash flow, and stockholders’ equity of the Borrower Group, compiled by Borrowers’ management, for the six months ended June 30, 2018. Such financial statements were prepared in conformity with GAAP consistently applied (except, with respect to the interim financial statements, for the absence of footnotes and normal year-end adjustments) and fairly present the financial position and results of operations of the Borrower Group as of the date of such financial statements and for the periods to which they relate and, since the date of such financial statements, no material adverse change in the business, operations or assets or financial condition of the Borrower Group has occurred. There are no material obligations or liabilities contingent or otherwise, of the Borrower Group which are not reflected on such statements other than obligations incurred in the ordinary course of business since the date of such financial statements.

Section 4.4. Taxes. All assessed deficiencies resulting from Internal Revenue Service examinations of the federal income tax returns of the Borrower Group have been discharged or reserved against in accordance with GAAP. The Borrowers have filed or caused to be filed (after giving effect to any extensions actually filed) all federal income tax returns and all other material tax returns that are required to be filed by any member of the Borrower Group, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except where such taxes are being contested in good faith and have been reserved for in accordance with GAAP or for which the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

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Section 4.5. Title to Properties. Each member of the Borrower Group has good and marketable title to its properties and assets necessary for the conduct of its business, except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of its business, as have been disposed of in the ordinary course of business or as otherwise permitted by the Loan Documents, and all such properties and assets are free and clear of all Liens, except Permitted Liens.

Section 4.6. Litigation. There are no actions, suits or proceedings (whether or not purportedly on behalf of the any member of the Borrower Group) pending or, to the knowledge of the Borrowers, threatened against or affecting Borrower Group at law or in equity or before or by any Governmental Authority, which involve any of the Loan Documents or which, if adversely determined against any member of the Borrower Group, could reasonably be expected to result in a Material Adverse Effect; and no member of the Borrower Group is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority which default could reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Agreements. No member of the Borrower Group is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could reasonably be expected to have a Material Adverse Effect.

Section 4.8. Compliance with ERISA. Each Plan (if any) is in material compliance with ERISA; no Plan is insolvent or in reorganization, no Plan has an Unfunded Current Liability, and no Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account within the meaning of Section 412 of the Code; no member of the Borrower Group nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing sections on account of the termination of participation in or contributions to any such Plan, no proceedings have been instituted to terminate any Plan, no condition known to Borrowers exists which presents a material risk to a member of the Borrower Group of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of the Borrower Group exists or is likely to arise on account of any Plan; and the Borrower Group may terminate contributions to any other employee benefit plans maintained by it without incurring any material liability to any person interested therein, excluding welfare benefits payable to employees or former employees of Borrower Group in the ordinary course of business.

Section 4.9. Federal Reserve Regulations; Use of Proceeds.

(a) Borrower Group is not engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended to the date hereof). If requested by the Bank, the Borrowers will furnish to the Bank such a statement on Federal Reserve Form U-1.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of the Regulations T, U, or X of the Board of Governors of The Federal Reserve System.

(c) The proceeds of each Loan shall be used solely for the purposes permitted under Section 3.2.

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Section 4.10. Approvals. As of the Closing Date, no registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement or the other Loan Documents by the Borrower Group, except such as has been delivered by Borrowers at Closing.

Section 4.11. Capitalization. As of the Closing Date: (a) the membership interests of the RLOC Borrower are held beneficially and of record by Adam Schoenfeld, Jacoby, Better Life Products, Inc., and Rochester Vapor Group, LLC, which membership interests are validly issued, outstanding, fully paid and non-assessable (to the extent applicable); and (b) the membership interests of the RE Borrower are held beneficially and of record by Warehouse Goods LLC, which membership interests are validly issued, outstanding, fully paid and non-assessable (to the extent applicable). Each entity Guarantor is a direct or indirect wholly owned subsidiary of the RLOC Borrower. RLOC Borrower owns beneficially all of the issued and outstanding equity interests or stock, as the case may be, of each entity Guarantor, which securities are validly issued, outstanding, fully paid and non-assessable (to the extent applicable). The equity interests of each Guarantor that is a limited liability company are uncertificated securities, and will remain such at all times this Agreement remains in effect.

Section 4.12. Hazardous Materials. To the best knowledge of the Borrowers, (a) the Borrower Group is in compliance with all federal, state or local laws, ordinances, rules, regulations or policies governing Hazardous Materials, (b) Borrower Group has not used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by the Borrower Group in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials and (c) no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from, or affecting such property in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, except, in the case of clauses (a), (b) and (c) of this Section, where failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 4.13. Investment Company Act. No member of Borrower Group is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.14. Security Document. Each Security Document shall constitute a valid and continuing lien on and security interest in the collateral referred to in such Security Document in favor of the Bank which shall be, upon the filing of the Uniform Commercial Code financing statements and Personal Property Security Act financing statements delivered on the Closing Date on behalf of Borrower Group at the Florida Secured Transactions Registry and Ontario, to the extent such lien may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code or Personal Property Security Act, prior to all other Liens, claims and right of all other Persons other than Permitted Liens, and shall be enforceable as such against all other Persons other than the holders of Permitted Liens.

Section 4.15. No Default or Event of Default. No Default or an Event of Default has occurred and is continuing.

Section 4.16. Material Contracts. Each Material Contract of any member of Borrower Group (a) is in full force and effect and is binding upon and enforceable, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, against said party, as the case may be, and, to the knowledge of the Borrowers, all other parties thereto in accordance with its terms, and (b) to the knowledge of Borrowers, there exists no default under any Material Contract by any member of Borrower Group or, to the knowledge of the Borrowers, by any other party thereto, which in either case could reasonably be expected to have a Material Adverse Effect.

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Section 4.17. Permits and Licenses. Borrower Group has all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its property or to the conduct of its activities, and shall obtain all such licenses, permits, franchises, or other governmental authorizations as may be required in the future, except where the failure to have or maintain any such license, permit, franchise or other governmental authorization could not reasonably be expected to have a Material Adverse Effect.

Section 4.18. Canadian Pension Plan and Benefit Plan Compliance. None of the Canadian Benefit Plans is a defined benefit plan or contain a defined benefit component. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and Canadian Pension Legislation. Each member of Borrower Group and, to the best knowledge of the Borrower, each funding agent of a Canadian Benefit Plan, has complied with and performed all of its obligations under and in respect of the Canadian Benefit Plans under the terms thereof, any funding agreement and all applicable laws. All employer and employee contributions or premiums to be remitted or paid to or in respect of each Canadian Benefit Plan have been remitted or paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. There have been no improper withdrawals or applications of the assets of any Canadian Benefit Plan, and there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Canadian Benefit Plan or its assets, and no facts exist which could give rise to any such actions, suits or claims that might have a Material Adverse Effect.

Section 4.19. Anti-Terrorism Laws.

(a) No member of Borrower Group, nor an Affiliate of any the foregoing, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) No member of Borrower Group, nor any Affiliate of any of the foregoing, or to her/his/its knowledge, its respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a Person with which the Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a person or entity listed above.

(c) No member of Borrower Group, nor to the knowledge of Borrowers any of its or their agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order.

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Section 4.20. Disclosure. All information heretofore furnished in writing by the Borrowers for purposes of or in connection with this Agreement or any other Loan Document was, and all such information hereafter furnished in writing by the Borrowers will be, in each case considered as a whole, true and accurate in all material respects on the date as of which such information is stated or certified. Notwithstanding the forgoing, no representation or warranty is given herein with respect to any projections other than that the information contained therein was based upon good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by the Bank that such projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by any such projections may differ from the projected results.

ARTICLE V

CONDITIONS OF LENDING

Section 5.1. Conditions To Real Estate Loan. The obligation of the Bank to make the Real Estate Loan hereunder is subject to the following conditions precedent:

(a) Note. On or prior to the Closing Date the Bank shall have received the Real Estate Note duly executed by the RE Borrower.

(b) Other Loan Documents. On or prior to the Closing Date, the Bank shall have received (i) the Security Documents duly executed by the Borrowers and the other signatories thereto; (ii) UCC-1 financing statements and PPSA financing statements, as the case may be, from Borrowers and each entity Guarantor, in a form deemed satisfactory by Bank; and (iii) each other Loan Document, duly executed by the signatories thereto.

(c) Supporting Documents. The Bank shall have received, on or prior to the Closing Date from each member of Borrower Group: (i) a certificate of an Executive Officer or manager, as the case may be, of such entity, dated the Closing Date and certifying (a) that attached thereto is a true and complete copy (including any amendments thereto) of the articles of incorporation, articles of organization, bylaws, and operating agreement, as the case may be, of such entity; (b) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors or managers, as the case may be, of such entity, authorizing the execution, delivery and performance of this Agreement and of each Loan Document to be delivered on the Closing Date to which it is a party and the borrowings hereunder; and (c) the incumbency and specimen signature of each Executive Officer or manager, as the case may be, of such entity executing each Loan Document and any certificates or instruments furnished pursuant hereto or thereto; and (ii) such other documents as the Bank may reasonably request.

(d) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect since June 30, 2018.

(e) Fees. The Borrowers shall have paid Bank (i) all reasonable, out-of-pocket and documented costs and expenses actually incurred by the Bank in connection with the negotiation, preparation and execution of the Loan Documents (including, without limitation, such costs and expenses constituting fees and expenses of counsel), and (ii) all fees set forth in Section 3.4 of this Agreement.

(f) Assets Free from Liens. Concurrent with or prior to the Closing, the Borrowers shall deliver to the Bank UCC-3’s terminating all UCC-1 financing statements filed against the assets of Borrowers or any entity Guarantor evidencing Liens that are not Permitted Liens.

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(g) Compliance With Governmental Requirements. The intended use of the Mortgaged Premises complies in all material respects with all applicable Governmental Requirements and all restrictive covenants applicable to the Borrowers.

(h) Insurance. The Borrowers shall have provided (i) evidence of insurance in such form as the Bank may reasonably require evidencing property and hazard insurance, public liability, loss of rents/business interruption (12 months) and flood (if applicable) and with respect to the Mortgaged Premises, as required pursuant to the terms of this Agreement and the Mortgage, and (ii) evidence, in form and substance reasonably satisfactory to the Bank, that the Bank has been named mortgagee, lender’s loss payee, additional insured, and certificate holder, as applicable, with respect to all policies of insurance covering the Mortgaged Premises. All such policies of insurance shall be issued by insurance companies and in such amounts as the Bank may reasonably require, and shall contain provisions for at least thirty (30) days’ notice to the Bank prior to cancellation or reduction of coverage thereof.

(i) Title Policy. The Borrowers shall have provided the Bank with a “marked–up” commitment to issue a mortgagee’s policy of title insurance issued by a title insurer approved by the Bank (or a pro-forma of such policy), insuring the Mortgage, in the principal amount of the Real Estate Note, without exception for filed or unfiled mechanics’ liens or claims or matters of survey (other than survey matters shown on the survey provided pursuant to clause (k) below) or any other exception objectionable to the Bank, in its reasonable discretion, and with such endorsements as reasonably required by the Bank.

(j) Survey. The Bank shall have received an A.L.T.A. survey of the Mortgaged Premises prepared and certified by a registered surveyor or engineer showing or locating thereon all improvements, easements, encroachments and other matters of record and inspection on or in any way affecting the Mortgaged Premises, in form and substance satisfactory to the Bank in its reasonable discretion.

(k) Pay-off Letter; Termination Statements; Release Statements and Satisfaction Pieces. The Borrowers shall have provided the Bank with evidence reasonably satisfactory to the Bank that all necessary termination statements, release statements and mortgage satisfaction pieces in connection with any and all Liens with respect to the Borrowers or the Mortgaged Premises that are not Permitted Liens have been filed or satisfactory arrangements have been made for such filing (including payoff letters in form and substance reasonably satisfactory to the Bank).

(1) Purchase Agreement. The Bank shall have received a fully executed purchase agreement providing for the acquisition of the Mortgaged Premises by the RE Borrower, and all amendments and supplements thereto (the “Purchase Agreement”), which purchase agreement shall contain terms that are reasonably satisfactory to the Bank; all parties to the Purchase Agreement shall be in compliance with the terms thereof; and RE Borrower shall have closed on the acquisition of the Mortgaged Premises pursuant to the terms set forth in the Purchase Agreement.

(m) Other Information, Documentation. The Bank shall receive such other and further information and documentation as it may reasonably require.

Section 5.2. Conditions to All Loans. The obligation of the Bank to make each Loan hereunder is further subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties by the Borrowers pursuant to this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Borrowing Date, with the same effect as though such representations and warranties had been made on and as of such date unless such representation is as of a specific date, in which case, as of such date.

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(b) No Default. No Default or Event of Default shall have occurred and be continuing on the Borrowing Date or will result after giving effect to the Loan requested.

Each borrowing hereunder shall constitute a representation and warranty of the Borrowers that the statements contained in clauses (a) and (b) of this Section 5.2 are true and correct on and as of the Borrowing Date as though such representation and warranty had been made on and as of such date.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitment Period has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Bank that each member of the Borrower Group will:

Section 6.1. Corporate Existence, Properties, etc. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or company existence and rights and comply with all laws applicable to it; at all times maintain, preserve and protect all trade names necessary for the operation of its business and preserve all of its property necessary in the conduct of its business and keep the same in good repair, working order and condition (normal wear and tear excepted), and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times; at all times keep its insurable properties adequately insured and maintain (a) insurance to such extent and against such risks, including fire, as Borrowers have in place on the Closing Date, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance as Borrower Group has in place on the Closing Date, against claims for personal injury or death on properties owned, occupied or controlled by it, (d) such other insurance as may be required by law or as may be reasonably required by the Bank. Each such policy of insurance of the Borrower Group shall name the Bank as lender loss payable with respect to business assets, lender loss payable and mortgagee with respect to real estate, and as additional insured and loss payee with respect to vehicles, and shall provide for at least thirty (30) days’ prior written notice (or, with respect to non-payment, at least ten (10) days’ prior written notice) to the Bank of any modification or cancellation of such policies. The Borrowers shall provide to the Bank promptly upon receipt thereof evidence of the annual renewal of each such policy.

Section 6.2. Payment of Indebtedness, Taxes, etc.

(a) Pay all Indebtedness and obligations, now existing or hereafter arising, as and when due and payable, except where (i) the validity, amount, or timing thereof is being contested in good faith and by appropriate proceedings, which proceedings shall include good faith negotiations, (ii) the Borrowers have set aside on their books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make such payment pending such contest could not reasonably be expected to have a Material Adverse Effect.

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(b) Pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Borrowers shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings (which proceedings may include good faith negotiations), and the Borrowers, shall have set aside on their books adequate reserves determined in accordance with GAAP with respect to any such tax, assessment, charge, levy or claim so contested or the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 6.3. Financial Statements, Tax Returns, Reports, etc.: Furnish to the Bank:

(a) within one hundred twenty (120) days of the end of each calendar year, commencing with the calendar year ending December 31, 2018, the consolidated and consolidating, unqualified financial statements of the Borrower Group which shall include the balance sheet of the Borrower Group as of the end of such fiscal year, together with the statements of income, cash flow and stockholders’ equity for the Borrower Group subsidiaries for such fiscal year and as of the end of and for the prior fiscal year, all prepared in accordance with GAAP. The foregoing financial statements shall be audited by the CPA;

(b) within forty-five (45) days of the end of each calendar quarter, the management-prepared and Executive Officer-certified consolidated and consolidating financial statements of the Borrower Group which shall include the balance sheet of the Borrower Group as of the end of such quarter, together with the statements of income, cash flow and stockholders’ equity for the Borrower Group for such quarter and as of the end of and for the prior fiscal year, all prepared in accordance with GAAP (except for the absence of footnotes and normal year-end adjustments);

(c) within forty-five (45) days of the end of each calendar quarter, the management-prepared and Executive Officer-certified compliance certificate which shall include covenant calculations and such other information as may be reasonably requested by the Bank;

(d) within fifteen (15) days of the end of each month, a Borrowing Base Certificate with the requisite supporting documentation as required thereby;

(e) within fifteen (15) days of the end of each month, a report setting forth the aging of Eligible Receivables, Eligible Inventory and accounts payable;

(f) tax returns for each of Aaron LoCascio and Adam Schoenfeld, within thirty (30) days of the date the individual in question files his tax returns. If a tax filing extension is filed, a copy thereof shall be provided to the Bank promptly;

(g) within sixty (60) days of the end of each calendar year, a personal financial statement and liquid asset statement for each of Aaron LoCascio and Adam Schoenfeld; and

(h) within fifteen (15) days of the request, from time to time, such other material information regarding the operations, business affairs and condition, financial or otherwise, of the Borrower Group as the Bank may reasonably request.

Section 6.4. Field Exam, Appraisals and Access to Premises and Records. Maintain financial records in accordance with GAAP and permit representatives of the Bank to conduct annual field exams and inventory appraisals (at Borrowers’ expense) during which the Bank shall have access during normal business hours to the premises of the Borrower Group upon reasonable request, to examine and make excerpts from the minute books, books of accounts, reports and other records and to discuss the affairs, finances and accounts of the Borrower Group with its Executive Officers or with its CPA, and to conduct such additional field audits at the Borrowers’ expense, as such representatives reasonably deem necessary.

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Section 6.5. Notice of Adverse Change. Promptly notify the Bank in writing of (a) any change in the business or the operations which, in the good faith judgment of Borrowers’ Executive Officers, could reasonably be expected to have a Material Adverse Effect, disclosing the nature thereof, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Bank pursuant to this Agreement, failed, in any material respect, to present fairly the financial condition and results of operations purported to be presented therein for the period covered thereby, disclosing the nature thereof.

Section 6.6. Notice of Default. Promptly notify the Bank of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action which is proposed to be taken with respect thereto.

Section 6.7. Notice of Litigation. Give the Bank prompt written notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency (not previously disclosed to the Bank on or before the Closing Date) which, if adversely determined against the Borrower Group on the basis of the allegations and information set forth in the complaint or other notice of such action, suit or proceeding, or in the amendments thereof, if any, could reasonably be expected to either (a) have a Material Adverse Effect; or (b) result in a judgment in excess of Five Hundred Thousand ($500,000) Dollars.

Section 6.8. ERISA. Promptly deliver to the Bank a certificate by an Executive Officer of Borrowers setting forth details as to such occurrence and such action, if any, which the Borrower Group or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower Group, ERISA Affiliate, the PBGC, a Plan participant or the Plan Administrator, with respect thereto: that a Reportable Event has occurred, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA, that proceedings may be or have been instituted to terminate a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Borrower Group or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA. The Borrowers will deliver to the Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Bank pursuant to the first sentence hereof, copies of annual reports and any other notices received by the Borrower Group required to be delivered to the Bank hereunder shall be delivered to the Bank no later than ten (10) days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by the Borrower Group.

Section 6.9. Default in Other Agreements. Promptly notify the Bank of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any member of Borrower Group is a party which could reasonably be expected to have a Material Adverse Effect.

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Section 6.10. Banking Relationship. Maintain its primary commercial banking relationship with the Bank, including depository and treasury management services, provided, however, the Borrower Group may maintain secondary commercial banking relationships with other banks.

Section 6.11. Preservation of Business. Keep its business and properties necessary for the conduct of its business intact in all material respects (normal wear and tear excepted), including its present operations, physical facilities, working conditions, and relationships with suppliers and clients.

Section 6.12. Compliance with Laws; Pension Plans and Benefit Plans.

(a) For each existing, or hereafter adopted, Canadian Benefit Plan, Borrower Group shall comply with and perform in all material respects all of its obligations under and in respect of the Canadian Benefit Plans under the terms thereof, any funding agreement and all applicable laws.

(b) All employer and employee contributions or premiums to be remitted or paid to or in respect of each Canadian Benefit Plan shall be remitted or paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws.

(c) The Borrowers shall deliver to the Bank (i) if requested by the Bank, copies of annual information returns, actuarial reports or other valuations with respect to a Canadian Pension Plan filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that Borrower Group may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; (iii) notification within 30 days of any increases having a cost to the Borrower Group in excess of $100,000 per annum in the aggregate, in the cost of providing the Canadian Benefit Plans, including the establishment of any new Canadian Benefit Plan, or the commencement of contributions to any such plan to which Borrower Group was not previously contributing; and (iv) notification, as soon as possible and in any event within 30 days, after Borrowers know or have reason to know in the ordinary course of its business procedures that any of the following events or conditions have occurred or exist, setting forth details respecting such event or condition and the action, if any, which the Borrowers propose to take with respect thereto: (A) the institution by a pension regulator of proceedings under Canadian Pension Legislation for the termination, or the appointment of an administrator, of a Canadian Pension Plan, or the occurrence of any event or condition which constitutes grounds under applicable laws for the termination of, or the appointment of an administrator to administer, a Canadian Pension Plan; (B) the withdrawal by the any member of the Borrower Group from a MEPP, or the receipt by the Borrower Group of information to the effect that a MEPP will terminate or has terminated; (C) any occurrence or event that results, or could reasonably be expected to result, in the loss of a Canadian Pension Plan’s registered status; (D) the failure to satisfy funding requirements under Canadian Pension Legislation; (E) the cessation of operations at a facility where employees participating in a Canadian Pension Plan are employed; and (F) the occurrence of an act or omission which is reasonably likely to give rise to the imposition on Borrower Group of fines, penalties, taxes or related charges under Canadian Pension Legislation or the Income Tax Act (Canada).

Section 6.13. Further Assurances. Upon the request of the Bank from time to time, the Borrowers shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral (as defined in the Security Agreements) and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents.

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ARTICLE VII

NEGATIVE COVENANTS

Until the Commitment Period has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Bank that no member of Borrower Group will:

Section 7.1. Liens. Incur, create, assume or suffer to exist any Lien on any of its assets now or hereafter owned, other than the following (collectively, “Permitted Liens”):

(a) pledges or deposits, in a total amount that shall not exceed One Hundred Thousand ($100,000) Dollars without Bank’s prior written consent, under workmen’s compensation, unemployment insurance and social security laws or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(b) Liens for taxes, assessments, fees or other governmental charges or the claims of material men, mechanics, carriers, warehousemen, landlords and other similar persons, the payment of which is not overdue or is being contested in good faith by appropriate proceedings (which may include good faith negotiations) (provided that the Borrowers have set aside on their books adequate reserves with respect thereto in accordance with GAAP (if any are so required), consistently applied, or for which the failure to make payment could not reasonably be expected to result in a Material Adverse Effect;

(c) Liens granted to the Bank and any of its Affiliates, including renewals and extensions thereof;

(d) Liens for property or equipment that is leased or financed by the Borrower Group (i.e., purchase money indebtedness);

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h);

(f) easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower Group;

(g) unperfected Liens relating to trade payables for amounts which are not past due, attaching only to inventory purchased and which are granted to account creditors from whom the Borrower Group has purchased inventory in the ordinary course of business;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs, duties and taxes in the ordinary course of business;

(i) Liens on insurance policies and the proceeds thereof securing the financing of the premiums; and

(j) Liens incidental to the conduct of the Borrower Group’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from or impair the Bank’s rights in and to the Collateral (as defined in the Security Agreements) or the value of the Borrower Group’s property or assets or which do not materially impair the use thereof in the operation of the Borrower Group’s business.

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Section 7.2. Indebtedness. Incur, create, assume or suffer to exist or otherwise become liable with respect to any Indebtedness, other than: (a) Indebtedness to the Bank and any of its Affiliates, including renewals and extensions thereof, (b) Subordinated Debt including renewals and extensions thereof, (c) indebtedness with respect to Capital Leases, (d) Indebtedness incurred as a result of Borrowers entering into non-speculative Hedge Agreements or any similar transactions used to hedge or mitigate risk, (e) unsecured Indebtedness consisting of obligations owed to trade creditors arising in the ordinary course of business and other obligations to employees, obligations to providers of utility services and obligations for taxes and similar types of Indebtedness evidencing obligations related to the day-to-day operation of the Borrower Group, (f) purchase money Indebtedness, and (g) Indebtedness between either Borrower and any Guarantor.

Section 7.3. Guaranties. Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person (other than Indebtedness permitted under Section 7.2), whether by agreement to maintain working capital or equity capital or otherwise maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered.

Section 7.4. Sale of Assets. Sell, assign, lease, transfer or otherwise dispose of any of its now owned or hereafter acquired properties and assets, whether or not pursuant to an order of a federal agency or commission, except for (a) the sale of inventory disposed of in the ordinary course of business, (b) the sale or other disposition of properties or assets no longer used or useful in the conduct of its businesses, (c) sales, transfers and dispositions to Affiliates not prohibited hereunder, (d) sales, transfers, discounts and dispositions permitted by Section 7.5, and (e) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower Group thereof.

Section 7.5. Sales of Notes. Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Borrower Group, with or without recourse, except for collection in the ordinary course of business, without the prior written consent of Bank.

Section 7.6. Nature of Business. Change or alter the nature of its business, in any material respect, from the nature of the business engaged in by it on the date hereof and businesses reasonably related thereto.

Section 7.7. Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 7.8. Accounting Policies and Procedures; Tax Status. (a) Permit any change in the accounting policies and procedures of the Borrower Group, including a change in fiscal year, without the prior written consent of the Bank; provided, however, that any policy or procedure required to be changed by the FASB (or other board or committee of the FASB in order to comply with GAAP) may be so changed without the consent of the Bank, or (b) permit any change or take any action to change its tax status under the Code of the Borrower Group.

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Section 7.9. Limitations on Fundamental Changes. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to any Person, or, liquidate, wind up or dissolve or suffer any liquidation or dissolution, or suffer to exist a Change of Control.

Section 7.10. Minimum Fixed Charge Coverage Ratio. Permit Borrower Group’s Fixed Charge Coverage Ratio to be less than 1.25, as tested on March 31”, June 30th, September 30th, and December 31” of each year during the Commitment Period. Testing will be performed using Borrower Group’s financial statements for the trailing four (4) quarter period ending on the testing day.

Section 7.11. Transactions with Affiliates. Other than as otherwise set forth herein, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of business and upon fair and reasonable terms no less favorable to the Borrower Group than it would obtain in a comparable arms-length transaction with a Person not an Affiliate. For purposes of this Section 7.11, “Affiliate” does not include Niche Fishing Charters LLC, a Florida limited liability company.

Section 7.12. Anti-Terrorism Laws. (a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order, the USA Patriot Act or any other Anti-Terrorism Law. The Borrowers shall deliver to the Bank any certification or other evidence requested from time to time by the Bank in its sole discretion, confirming the Borrower Group’s compliance with this Section 7.12.

Section 7.13. Compliance with Pension and Benefit Plans. Establish any new Canadian Pension Plan which is a defined benefit plan or which contains a defined benefit component. Borrower Group shall not permit pension or other employee benefit plan obligation and liabilities to remain unfunded other than in accordance with applicable law. Borrower Group shall not voluntarily terminate any Canadian Pension Plan which is a defined benefit plan or which contains a defined benefit component.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. In the case of the happening of any of the following events (each an “Event of Default”):

(a) failure by the Borrowers to pay the principal of or any interest on any Loan or any fees or other amounts payable under this Agreement or any other Loan Document;

(b) default shall be made in the due observance or performance any covenant, condition or agreement of the Borrowers to be performed pursuant to this Agreement or of the Borrowers or their Affiliates to be performed pursuant to any other Loan Document;

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(c) any representation or warranty made or deemed made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(d) any written report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(e) default in the performance or compliance in respect of any agreement or condition relating to any Indebtedness of the Borrower Group (other than the Indebtedness created under this Agreement), individually or in the aggregate, with a then-outstanding principal balance of One Hundred Thousand ($100,000) Dollars, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof;

(f) any member of Borrower Group shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian, or similar official for any member of Borrower Group or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of effecting any of the foregoing, (vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due or (viii) take corporate action for the purpose of effecting any of the foregoing;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any member of the Borrower Group or of a substantial part of its property under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, or similar official for any member of the Borrower Group or for a substantial part of its property, or (iii) the winding-up or liquidation of any member of the Borrower Group and such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for ninety (90) days;

(h) One or more orders, judgments or decrees for the payment of money not covered by insurance shall be rendered against a member of Borrower Group and the same shall not have been paid in accordance with such judgment, order or decree, which by itself or together with all other such judgments is in excess of One Hundred Thousand ($100,000) Dollars, and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, or (ii) there shall have been a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of pending appeal or otherwise, was not in effect;

(i) any Plan shall fail to maintain the minimum funding standard required for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan is the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a Reportable Event shall have occurred with respect to a Plan or the Borrower Group or any ERISA Affiliate shall have incurred a liability in excess of Five Hundred Thousand ($500,000) Dollars to or on account of a Plan under Section 515, 4062, 4063, 4063, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a lien upon the assets of the Borrower Group, the granting of a security interest, or a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code;

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(j) any Loan Document or any material provision thereof shall for any reason cease to be in full force and effect in accordance with its terms or a member of the Borrower Group shall so assert in writing;

(k) any of the Liens purported to be granted pursuant to any Security Document shall cease for any reason to be legal, valid and enforceable liens on the collateral purported to be covered thereby or shall cease to have the priority purported to be created thereby, unless such Lien has been released by the Bank in accordance with the terms and conditions hereof or as a result of the failure of the Bank to file UCC continuation statements after notice from the Borrowers to file same;

(l) any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of a Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty to which it is a party;

then, at any time thereafter during the continuance of any such event, the Bank may, in its sole discretion, without notice to the Borrowers, take any or all of the following actions, at the same or different times, (x) (a) terminate the Commitment and the Loans and (b) declare (i) the Notes, both as to principal and interest, and (ii) all other Obligations, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding and (y) exercise any or all of the rights and remedies afforded to the Bank by the Uniform Commercial Code, the Personal Property Security Act or otherwise possessed by the Bank; provided, however, that if an event specified in Section 8.1(f) or (g) shall have occurred, the Commitments and the Loans shall automatically terminate and interest, principal and amounts referred to in the preceding clauses (i) and (ii) shall be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Notices. Any notice or other communication shall be in writing and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which it was delivered to such party at the address set forth below, or, if sent by email, when actually received, or, if sent by registered or certified mail, on the third Business Day after the day on which it was mailed in the United States, addressed to such party at the address set forth below:

(a) if to the Bank, at:

Fifth Third Bank

2333 Ponce de Leon Blvd, Suite 303

Coral Gables, FL 33134

Attention: Vivian Alvarez Premock, Senior Vice President

Email: Vivian.Premock@53.com

With copies to:

Dickinson Wright PLLC

350 East Las Olas Boulevard, Ste. 1750

Fort Lauderdale, FL 33301

Attention: Clint J. Gage, Esq.

Email: cgage@dickinsonwright.com

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(b) if to the Borrower, at:

Jacoby & Co. Inc.

6501 Park of Commerce Blvd., Suite 200

Boca Raton, FL 33487

Attention: Aaron LoCascio, Chief Executive Officer

Email: Aaron@gnln.com

With copies to:

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Jeffrey C. Johnson, Esq.

Email: jjohnson@pryorcashman.com

as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 9.1.

Section 9.2. Effectiveness; Survival of Agreement. This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Bank. All covenants, agreements, representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Bank of the Loans herein contemplated and the execution and delivery to the Bank of the Note evidencing the Loans and shall continue in full force and effect so long as any Note is unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers which are contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the Bank. The Borrowers may not assign or transfer any of their interest under this Agreement, the Notes, or any other Loan Document without the prior written consent of the Bank. The obligations of the Borrowers pursuant to Section 9.3 and Section 9.10 shall survive termination of this Agreement and payment of the Obligations.

Section 9.3. Expenses of the Bank. Each Borrower agrees (a) to indemnify, defend and hold harmless the Bank and its officers, directors, employees, agents, advisors and affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon notice and demand for any reasonable, out-of-pocket and documented expenses, including such expenses constituting legal fees, actually incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the breach of contract, willful misconduct or gross negligence of such indemnified person; and (b) to reimburse the Bank from time to time, upon notice and demand, all reasonable, out-of-pocket and documented expenses (including, but not limited to, such expenses of its due diligence investigation, appraisal fees, environmental assessment fees and title insurance fees, along with disbursements and reasonable fees of counsel) actually incurred in connection with the financings contemplated under this Agreement (except where the Bank has specifically agreed herein to incur non-reimbursable expenses), the preparation, execution and delivery of this Agreement and the other Loan Documents, any amendments and waivers hereof or thereof, the security arrangements contemplated thereby and the enforcement thereof.

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Section 9.4. No Waiver of Rights by the Bank. Neither any failure nor any delay on the part of the Bank in exercising any right, power or privilege hereunder or under the Notes or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

Section 9.5. Submission to Jurisdiction; Jury Waiver. EACH BORROWER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF FLORIDA, COUNTY OF MIAMI-DADE, IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN WHERE THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS. EACH BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF FLORIDA. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT.

Section 9.6. Extension of Maturity. Except as otherwise expressly provided herein, whenever a payment to be made hereunder shall fall due and payable on any day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in computing interest.

Section 9.7. Modification of Agreement. No modification or amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document shall in any event be effective unless the same shall be in writing and signed by the Bank and the Borrowers, and no waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in the same, similar or other circumstance unless required by the terms of this Agreement.

Section 9.8. Severability. In case any one or more of the provisions contained in this Agreement, the Notes, or in any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

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Section 9.9. Sale of Participations; Assignments. The Bank reserves the right to sell participations in the Loans to such banks, lending institutions or other parties as it may choose with notice to the Borrowers. The Bank reserves the right to sell and assign its rights, duties or obligations with respect to the Loans to such banks, lending institutions or other parties as it may choose but only with the prior written consent of the Borrowers not to be unreasonably withheld or delayed (provided that no such consent of the Borrowers shall be required if an Event of Default shall have occurred and be continuing). The Bank may furnish any information concerning the Borrowers in its possession from time to time to any assignee or participant (or proposed assignee or participant), provided that the Bank shall notify any such assignee or participant (or proposed assignee or participant) in connection with any contemplated participation in, or assignment of, the Loans, that such information is confidential and shall obtain an agreement from such transferee or participant requiring that such transferee or participant treat such information as confidential and use commercially reasonable efforts to maintain the confidentiality of same.

Section 9.10. Reinstatement; Certain Payments. If claim is ever made upon the Bank for repayment or recovery of any amount or amounts received by the Bank in payment or on account of any of the Obligations under this Agreement, the Bank shall give prompt notice of such claim to the Borrowers, and if the Bank repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Bank or any of its property, or (b) any settlement or compromise of any such claim effected by the Bank with any such claimant, then and in such event the Borrowers agree that any such judgment, decree, order, settlement or compromise shall be binding upon such Borrowers notwithstanding the cancellation of the Notes or other instrument(s) evidencing the Obligations under this Agreement or the termination of this Agreement, and the Borrowers shall be and remain liable to the Bank hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Bank.

Section 9.11. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Bank and each other Affiliate of the Bank are each hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrowers against any and all the Obligations. The rights of the Bank under this Section 9.11 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

Section 9.12. Confidentiality. The Bank agrees to take normal and reasonable precautions to maintain the confidentiality of any non-public information relating to the Borrowers or their business, other than any such information that is available to the Bank on a non-confidential basis prior to disclosure by the Borrowers, except that such information may be disclosed (a) to any Affiliate, director, officer, employee, agent, advisor, legal counsel, consultants or other representatives of the Bank, on a confidential basis with, in each case, a need to know such information in connection with the transactions contemplated by this Agreement, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (c) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (d) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Bank or any Affiliate, director, officer, employee, agent, advisor, legal counsel, consultants or other representatives of the Bank on a non-confidential basis from a source other than the Borrowers or any Affiliate thereof, (e) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective party to any swap or derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, or (g) with the prior written consent of the Borrowers.

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Section 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart to this Agreement by facsimile transmission or by electronic mail shall be as effective as delivery of a manually executed counterpart hereof.

Section 9.14. Headings. Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 9.15. Construction. This Agreement is the result of negotiations between, and has been reviewed by, the Borrowers and the Bank and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against either the Borrowers or the Bank.

Section 9.16. USA PATRIOT Act; Anti-Money Laundering Legislation. Each Borrower acknowledges that, pursuant to the Anti-Terrorism Laws, and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within the United States, Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Bank may be required to obtain, verify and record information regarding Borrowers, their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of Borrowers, and the transactions contemplated hereby. Borrowers shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Bank, or any prospective assign or participant of the Bank, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

Section 9.17. Judgment Currency. If for the purpose of obtaining a judgment in any court it is necessary to convert any amount owing or payable to Bank under this Agreement or any Loan Document from the currency in which it is due (the “Agreed Currency”) into a particular currency (the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which Bank, in accordance with its normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of the Borrowers in respect of any amount owing or payable under this Agreement to Bank in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that the Bank, in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which the Bank could so purchase is less than the amount originally due in the Agreed Currency the Borrowers shall, as a separate obligation and notwithstanding the judgment or payment, indemnify Bank against any loss.

Section 9.18. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida without giving effect to principles of conflict or choice of laws.

[SIGNATURES ON FOLLOWING PAGES]

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IN WITNESS WHEREOF, the Borrowers and the Bank have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

FIFTH THIRD BANK

By:	/s/ Vivian Alvarez Premock
Name:	Vivian Alvarez Premock
Title:	Senior Vice President

GREENLANE HOLDINGS, LLC

By:
Name:
Title:

1095 BROKEN SOUND PKWY, LLC

By:
Name:
Title:

36

IN WITNESS WHEREOF, the Borrowers and the Bank have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

FIFTH THIRD BANK

By:
Name:	Vivian Alvarez Premock
Title:	Senior Vice President

GREENLANE HOLDINGS, LLC

By:	/s/ Aaron Locascio
Name:	Aaron Locascio
Title:	CO-PRESIDENT

1095 BROKEN SOUND PKWY, LLC

By:	/s/ Aaron Locascio
Name:	Aaron Locascio
Title:	CO-PRESIDENT

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EXHIBIT A

NOTICE OF REVOLVING CREDIT LOAN BORROWING

[Date]

Fifth Third Bank

2333 Ponce de Leon Blvd., Suite 303

Coral Gables, FL 33134

Attention: Vivian Alvarez Premock, South Florida Middle Market — Team Lead

Re:	GREENLANE HOLDINGS, LLC

Gentlemen:

Pursuant to the Credit Agreement dated as of October 1, 2018 (as the same may have been and may hereafter be amended, modified or supplemented the “Credit Agreement”) by and between the undersigned RLOC Borrower, 1095 Broken Sound Pkwy LLC, and the Bank, the RLOC Borrower hereby gives the Bank notice that RLOC Borrower requests a Revolving Credit Loan as follows:

1. The requested Borrowing Date is _____________________

2. The amount of the requested borrowing is $_____________________, which shall be deposited into the Operating Account (as designated by RLOC Borrower from time to time) on______________ (date).

The RLOC Borrower hereby certifies that (i) the representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except for such representations and warranties that are made as of a specific date; (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement or will result after giving effect to the Loan requested hereunder; and (iii) the amount of the proposed borrowing hereunder will not cause the aggregate outstanding principal amount of Revolving Credit Loans (after giving effect to the proposed borrowing requested hereunder) to exceed the lesser of the Commitment or the Borrowing Base set forth in the last Borrowing Base Certificate delivered to the Bank.

Capitalized terms used herein but not defined shall have the respective meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, RLOC Borrower has caused this document to be executed and delivered by its Executive Officer as of the date written above.

GREENLANE HOLDINGS, LLC

By:
Name:
Title:

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